SOUTHWEST AIRLINES REPORTS RECORD THIRD QUARTER PROFIT

DALLAS, TEXAS - October 22, 2015 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its third quarter 2015 results:

•
Record third quarter net income, excluding special items[1], of $623 million, or $.94 per diluted share. This represented a $241 million increase from third quarter 2014 and exceeded the Thomson Reuters First Call mean estimate of $.92 per diluted share.

•	Record third quarter GAAP[2] net income of $584 million, or $.88 per diluted share, compared with third quarter 2014 GAAP net income of $329 million.

•	Record quarterly GAAP operating income of $1.2 billion. Excluding special items, record third quarter operating income of $1.0 billion, resulting in an operating margin[3] of 20.3 percent.

•	Returned $549 million to Shareholders through dividends and share repurchases during third quarter 2015, and $1.4 billion during the first nine months of 2015.

•
Return on invested capital, before taxes and excluding special items (ROIC)[1], for the 12 months ended September 30, 2015, of 31.1 percent, compared with 19.0 percent for the 12 months ended September 30, 2014.

Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated, "We are very pleased to report outstanding third quarter 2015 results marked by a 63.1 percent year-over-year increase in net income, excluding special items. Our record third quarter operating income, excluding special items, of $1.0 billion produced a strong 20.3 percent operating margin, which is a 680 basis point improvement from the year-ago period. The significant margin expansion was driven largely by lower fuel prices. Our results also benefited from a continued focus on cost control and solid overall revenue performance, including a significant contribution from our Rapid Rewards program. Customer demand for our low fares was evident with an all-time quarterly record load factor of 85.4 percent for third quarter 2015. That's what low fares without 'gotcha's', which we call TransfarencySM, will do for you. My thanks to our superb Employees for producing our tenth consecutive quarter of record profits and my congratulations to them on their record $484 million profitsharing accrual, thus far this year.

"We are pleased with our third quarter 2015 unit revenue (RASM) performance, considering the longer average stage length, higher average seats per trip (gauge), and softer yield environment. Third quarter 2015 operating revenues grew 10.8 percent to a record $5.3 billion on a year-over-year increase in available seat miles of 7.6 percent. Our third quarter 2015 operating revenues reflected a benefit of approximately $300 million from our July 2015 amended agreement with Chase Bank USA, N.A. (Chase), including a required change in accounting treatment. This benefit includes a one-time non-cash increase to operating revenues of $172 million, which was recorded as a special revenue adjustment. Total operating revenues, excluding this special item4, increased 7.2 percent to $5.1 billion, and decreased slightly on a unit basis, both as compared with third quarter 2014. Based on favorable booking and revenue trends thus far in October, and including the ongoing benefit to operating revenues from our amended Chase agreement (estimated to be approximately $130 million for fourth quarter 2015), we are currently expecting an increase to fourth quarter 2015 unit revenue of approximately one percent, year-over-year.

“Our favorable third quarter 2015 cost trends and outlook for fourth quarter 2015 costs reflect significantly lower jet fuel prices and ongoing fleet modernization benefits. Our third quarter 2015 economic fuel costs1 declined nearly $300 million, year-over-year. Based on our existing fuel derivative contracts and market prices as of October 19, 2015, we currently expect full year 2015 economic fuel costs to decline approximately $1.3 billion, year-over-year.

"We are very pleased with the strength of our network, especially considering our uncharacteristically high percentage of markets under development. Our new Dallas markets, in particular, continue to perform exceptionally well, including the eight new markets launched in August 2015. We reached an exciting milestone in our international expansion last week with the opening of a new five-gate concourse, along with a Federal Inspection Station for Customs and Border Protection, at Houston's William P. Hobby Airport. We began service between Houston Hobby and San Jose, Costa Rica; Cancun, Mexico City, Puerto Vallarta, and San Jose del Cabo/Los Cabos, Mexico; and our inaugural service to our 96th city, Belize City, Belize. In addition, we are offering seasonal Saturday service to San Juan, Puerto Rico, and Oranjestad, Aruba. Next month, we will begin service from Houston to Montego Bay, Jamaica, and our inaugural service to Liberia, Costa Rica, subject to foreign government approval. That will bring us to ten nonstop destinations across Latin America and the Caribbean for Southwest Customers out of Houston Hobby.

"In addition to producing strong margins and record earnings, our investment grade balance sheet, liquidity, and cash flow remain strong. Our cash and short-term investments were $3.1 billion at the end of third quarter 2015. Thus far this year, we have generated free cash flow1 of $1.6 billion. We have returned $1.4 billion to Shareholders through the payment of $180 million in dividends and the repurchase of $1.2 billion in common stock so far this year, reflecting our ongoing commitment to enhance long-term value for our Shareholders."

Financial Results
The Company's third quarter 2015 total operating revenues were a record $5.3 billion, a 10.8 percent increase compared with third quarter 2014, largely driven by third quarter 2015 passenger revenues of $4.7 billion. In addition, as described in more detail below, the Company recorded a special revenue adjustment during third quarter 2015 of $172 million related to its amended agreement with Chase. Other revenues for third quarter 2015 increased 102.1 percent year-over-year, largely due to the amended agreement with Chase and the resulting change in accounting methodology.

The Company executed an amended co-branded credit card agreement with Chase during third quarter 2015, through which the Company sells loyalty points and other items to Chase. For accounting purposes, the amended agreement materially modified the previously existing agreement between Chase and the Company and is subject to Accounting Standards Update 2009-13, "Multiple-Deliverable Revenue Arrangements - a consensus of the FASB Emerging Issues Task Force" (ASU 2009-13). Under the transition provisions of ASU 2009-13, the existing deferred revenue liability at the date of the amended agreement was reduced to reflect the estimated selling price of the undelivered element (air transportation) of the contract. As a result, the Company recorded a one-time non-cash adjustment of $172 million that increased revenue, which was classified as a special item and excluded from the Company's third quarter 2015 reported RASM. In addition, the combined impact of the amended agreement and the effect of the resulting change in accounting methodology benefited third quarter 2015 total operating revenues by approximately $130 million, the impact of which was included in third quarter 2015 RASM. This $130 million benefit reflects a $170 million increase to other revenues offset by a $40 million reduction to passenger revenues. An estimated fourth quarter total operating revenue benefit of approximately $130 million is included in the Company's current outlook for a fourth quarter 2015 RASM increase of approximately one percent, year-over-year.

Total operating expenses in third quarter 2015 decreased 2.2 percent to $4.1 billion, compared with third quarter 2014. During third quarter 2015, the Company expensed $140 million (before profitsharing expense and taxes) related to the proposed ratification bonuses included in the tentative collective-bargaining agreement recently reached with the Company's Pilots, which is a special item. Excluding special items in both periods, total operating expenses in third quarter 2015 decreased 1.3 percent to $4.1 billion, compared with third quarter 2014.

Third quarter 2015 economic fuel costs were $2.20 per gallon, including $.50 per gallon in unfavorable cash settlements from fuel derivative contracts, compared with $2.94 per gallon in third quarter 2014, including $.05 per gallon in favorable cash settlements from fuel derivative contracts. Based on the Company's existing fuel derivative contracts and market prices as of October 19, 2015, fourth quarter 2015 economic fuel costs are estimated to be in the $2.05 to $2.10 per gallon range, as compared with fourth quarter 2014's $2.62 per gallon. As of October 19, 2015, the fair market value of the Company's fuel derivative contracts was a net liability of approximately $1.2 billion for the fuel hedge portfolio through 2018, including a $116 million net liability related to the remainder of 2015. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense and special items in both periods, third quarter 2015 operating costs increased 8.4 percent from third quarter 2014, partially due to the third quarter 2015 profitsharing expense of $177 million, compared with $100 million in third quarter 2014. Excluding fuel and oil expense, special items, and profitsharing expense, third quarter 2015 operating costs increased 5.9 percent from third quarter 2014, and decreased 1.6 percent on a unit basis. Based on current trends and excluding fuel and oil expense, special items, and profitsharing expense, the Company currently expects fourth quarter 2015 unit costs to be comparable to fourth quarter 2014. This fourth quarter cost outlook includes the estimated impact of the tentative collective-bargaining agreement recently reached with the Company's Pilots.

Operating income in third quarter 2015 was a record $1.2 billion, compared with $614 million in third quarter 2014. Excluding special items, operating income was a third quarter record $1.0 billion in third quarter 2015, compared with $649 million in third quarter 2014.

Other expenses in third quarter 2015 were $292 million, compared with $89 million in third quarter 2014. The $203 million increase primarily resulted from $272 million in other losses recognized in third quarter 2015, compared with $66 million in third quarter 2014. In both periods, these losses included ineffectiveness and unrealized mark-to-market amounts associated with a portion of the Company's fuel hedge portfolio, which are special items. Excluding these special items, third quarter 2015 had $33 million in other losses, compared with $16 million in third quarter 2014, primarily attributable to the premium costs associated with the Company's fuel derivative contracts. Fourth quarter 2015 premium costs related to fuel derivative contracts are currently estimated to be in the $40 million to $45 million range, compared with $13 million in fourth quarter 2014. Net interest expense in third quarter 2015 was $20 million, compared with $23 million in third quarter 2014.

Third quarter 2015 net income was $584 million, or $.88 per diluted share, which included $39 million (net) of unfavorable special items, compared with third quarter 2014 net income of $329 million, or $.48 per diluted share, which included $53 million (net) of unfavorable special items. Excluding special items, third quarter 2015 net income was $623 million, or $.94 per diluted share, compared with third quarter 2014 net income, excluding special items, of $382 million, or $.55 per diluted share.

For the nine months ended September 30, 2015, total operating revenues increased 6.2 percent to $14.8 billion, while total operating expenses decreased 5.0 percent to $11.8 billion, resulting in operating income of $3.1 billion, compared with $1.6 billion for the same period last year. Excluding special items, operating income was $3.0 billion for the nine months ended September 30, 2015, compared with $1.7 billion for the nine months ended September 30, 2014.

Net income for the nine months ended September 30, 2015, was $1.6 billion, or $2.45 per diluted share, compared with $946 million, or $1.36 per diluted share, for the same period last year. Excluding special items, net income for the nine months ended September 30, 2015 was $1.8 billion, or $2.63 per diluted share, compared with $993 million, or $1.42 per diluted share, for the same period last year.

Balance Sheet and Cash Flows
As of September 30, 2015, the Company had approximately $3.1 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. Net cash provided by operations during third quarter 2015 was $836 million, capital expenditures were $230 million, and assets constructed for others, net of reimbursements, were $23 million, resulting in free cash flow of $583 million. The Company repaid $79 million in debt and capital lease obligations during third quarter 2015, and intends to repay approximately $40 million in debt and capital lease obligations during the remainder of 2015. The Company funded its ProfitSharing Plan during second quarter 2015 associated with its 2014 results. In past years, the Company's annual profitsharing contribution was funded during third quarter, including $228 million funded in third quarter 2014.

During third quarter 2015, the Company returned $549 million to its Shareholders through the payment of $49 million in dividends and the repurchase of $500 million in common stock. Under the existing $1.5 billion share repurchase program, the Company repurchased $500 million in common stock during third quarter 2015 pursuant to an accelerated share repurchase program launched during the quarter (third quarter 2015 ASR program), and received approximately 9.7 million shares, representing an estimated 75 percent of the shares expected to be repurchased. The Company expects to complete the third quarter 2015 ASR program by the end of this month. For the nine months ended September 30, 2015, free cash flow was a strong $1.6 billion which enabled the Company to return $1.4 billion to Shareholders through the payment of $180 million in dividends and the repurchase of $1.2 billion in common stock. The Company has $700 million remaining under its existing $1.5 billion share repurchase program.

Fleet and Capacity
During third quarter 2015, the Company received three pre-owned Boeing 737-700s to end the quarter with 692 aircraft. The Company continues to manage to approximately 700 aircraft at year-end 2015 and continues to expect to grow its fleet approximately two percent, year-over-year, in 2016. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables. The Company's capacity plans remain unchanged with expected available seat mile growth of approximately seven percent this year, and an estimated five to six percent in 2016, both year-over-year.

Awards and Recognitions

•	Named one of Best Companies for Work-Life Balance by Forbes

•	Named a Top 50 Employer by Workforce Diversity for Engineering & IT Professionals Magazine

•	Ranked among Best Airline Rewards Programs by U.S. News & World Report

•	Outsmart Magazine’s Best Airline

Conference Call
The Company will discuss its third quarter 2015 results on a conference call at 12:30 p.m. Eastern Time today. A live broadcast of the conference call also will be available at
http://southwest.investorroom.com.

1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items, ROIC, and free cash flow. In addition, information regarding special items and ROIC is included in the accompanying reconciliation tables.
2Generally Accepted Accounting Principles in the United States.
3Operating margin, excluding special items, is calculated as operating income, excluding special items, divided by operating revenues. See Note Regarding Use of Non-GAAP Financial Measures.
4Additional information regarding the amended agreement with Chase and the resulting change in accounting methodology is included in the Financial Results section of this release.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial outlook, expectations, and projected results of operations, including specific factors expected to impact the Company’s results of operations; (ii) the Company's plans and expectations related to managing risk associated with changing jet fuel prices; (iii) the Company's network plans, goals, opportunities, and expectations, including its plans and expectations with respect to international operations; (iv) the Company's goals with respect to enhancing Shareholder value and returning value to Shareholders; (v) the Company's expectations with respect to liquidity (including its plans for the repayment of debt and capital lease obligations); and (vi) the Company's capacity and fleet plans and expectations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior (including with respect to the Company’s co-branded credit card); (ii) the impact of economic conditions, fuel prices, actions of competitors (including without limitation pricing, scheduling, and capacity decisions and consolidation), and other factors beyond the Company's control; (iii) changes in aircraft fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions; (iv) the impact of governmental regulations and other governmental actions related to the Company's operations; (v) the Company's dependence on third parties, in particular with respect to its fleet plans; (vi) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; and (vii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2015	2014	Percent Change	2015	2014	Percent Change
OPERATING REVENUES:
Passenger	$4,716	$4,564	3.3	$13,746	$13,249	3.8
Freight	44	45	(2.2)	134	128	4.7
Special revenue adjustment	172	—	n.m.	172	—	n.m.
Other	386	191	102.1	791	600	31.8
Total operating revenues	5,318	4,800	10.8	14,843	13,977	6.2

OPERATING EXPENSES:
Salaries, wages, and benefits	1,699	1,363	24.7	4,725	4,044	16.8
Fuel and oil	936	1,386	(32.5)	2,818	4,125	(31.7)
Maintenance materials and repairs	259	248	4.4	729	734	(0.7)
Aircraft rentals	60	71	(15.5)	179	227	(21.1)
Landing fees and other rentals	303	289	4.8	887	849	4.5
Depreciation and amortization	258	238	8.4	751	687	9.3
Acquisition and integration	6	23	(73.9)	32	78	(59.0)
Other operating expenses	572	568	0.7	1,632	1,628	0.2
Total operating expenses	4,093	4,186	(2.2)	11,753	12,372	(5.0)

OPERATING INCOME	1,225	614	99.5	3,090	1,605	92.5

OTHER EXPENSES (INCOME):
Interest expense	31	31	—	92	97	(5.2)
Capitalized interest	(9)	(6)	50.0	(23)	(18)	27.8
Interest income	(2)	(2)	—	(5)	(5)	—
Other (gains) losses, net	272	66	312.1	394	16	n.m.
Total other expenses (income)	292	89	228.1	458	90	408.9

INCOME BEFORE INCOME TAXES	933	525	77.7	2,632	1,515	73.7
PROVISION FOR INCOME TAXES	349	196	78.1	987	569	73.5
NET INCOME	$584	$329	77.5	$1,645	$946	73.9

NET INCOME PER SHARE:
Basic	$0.89	$0.48	85.4	$2.47	$1.37	80.3
Diluted	$0.88	$0.48	83.3	$2.45	$1.36	80.1

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	655	683	(4.1)	665	690	(3.6)
Diluted	663	691	(4.1)	673	699	(3.7)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2015	2014	Percent Change	2015	2014	Percent Change
Operating revenues, as reported	$5,318	$4,800		$14,843	$13,977
Deduct: Special revenue adjustment	(172)	—		(172)	—
Operating revenues, Non-GAAP	$5,146	$4,800	7.2	$14,671	$13,977	5.0

Fuel and oil expense, unhedged	$843	$1,395		$2,634	$4,171
Add (Deduct): Fuel hedge (gains) losses included in Fuel and oil expense	93	(9)		184	(46)
Fuel and oil expense, as reported	$936	$1,386		$2,818	$4,125
Add (Deduct): Net impact from fuel contracts (1)	152	(12)		143	(27)
Fuel and oil expense, (economic)	$1,088	$1,374	(20.8)	$2,961	$4,098	(27.7)

Total operating expenses, as reported	$4,093	$4,186		$11,753	$12,372
Add (Deduct): Net impact from fuel contracts (1)	152	(12)		143	(27)
Deduct: Acquisition and integration costs	(6)	(23)		(32)	(78)
Add: Litigation settlement	—	—		37	—
Deduct: Labor ratification bonuses	(140)	—		(195)	—
Total operating expenses, non-GAAP	$4,099	$4,151	(1.3)	$11,706	$12,267	(4.6)
Deduct: Fuel and oil expense, non-GAAP (economic)	(1,088)	(1,374)		(2,961)	(4,098)
Operating expenses, non-GAAP, excluding Fuel and oil expense	$3,011	$2,777	8.4	$8,745	$8,169	7.1
Deduct: Profitsharing expense	(177)	(100)		(484)	(256)
Operating expenses, non-GAAP, excluding profitsharing and Fuel and oil expense	$2,834	$2,677	5.9	$8,261	$7,913	4.4

Operating income, as reported	$1,225	$614		$3,090	$1,605
Add (Deduct): Net impact from fuel contracts (1)	(152)	12		(143)	27
Add: Acquisition and integration costs	6	23		32	78
Deduct: Litigation settlement	—	—		(37)	—
Add: Labor ratification bonuses	140	—		195	—
Deduct: Special revenue adjustment	(172)	—		(172)	—
Operating income, non-GAAP	$1,047	$649	61.3	$2,965	$1,710	73.4

Other (gains) losses, net, as reported	$272	$66		$394	$16
Add (Deduct): Net impact from fuel contracts (1)	(239)	(50)		(316)	31
Other (gains) losses, net, non-GAAP	$33	$16	106.3	$78	$47	66.0
(1) See Reconciliation of Impact from Fuel Contracts.

Reconciliation of Reported Amounts to Non-GAAP Items (Continued)

	Three months ended			Nine months ended
	September 30,			September 30,
	2015	2014	Percent Change	2015	2014	Percent Change
Net income, as reported	$584	$329		$1,645	$946
Add (Deduct): Net impact from fuel contracts (1)	87	62		173	(4)
Add (Deduct): Income tax impact of fuel contracts	(32)	(23)		(65)	2
Add: Acquisition and integration costs (2)	4	14		20	49
Deduct: Litigation settlement (2)	—	—		(23)	—
Add: Labor ratification bonuses (2)	88	—		122	—
Deduct: Special revenue adjustment (2)	(108)	—		(108)	—
Net income, non-GAAP	$623	$382	63.1	$1,764	$993	77.6

Net income per share, diluted, as reported	$0.88	$0.48		$2.45	$1.36
Add (Deduct): Net impact from fuel contracts (2)	0.08	0.05		0.15	(0.01)
Add (Deduct): Impact of special items (2)	(0.02)	0.02		0.03	0.07
Net income per share, diluted, non-GAAP	$0.94	$0.55	70.9	$2.63	$1.42	85.2

(1) See Reconciliation of Impact from Fuel Contracts.
(2) Amounts net of tax.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$61	$(5)	$61	$(5)
Contracts settling in the current period, but for which gains and/or (losses) have been recognized in a prior period (1)	91	(7)	82	(22)
Impact from fuel contracts to Fuel and oil expense	$152	$(12)	$143	$(27)

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$(61)	$5	$(61)	$5
Contracts settling in the current period, but for which gains and/or (losses) have been recognized in a prior period (1)	(91)	7	(82)	22
Impact from fuel contracts to Operating Income	$(152)	$12	$(143)	$27

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$(179)	$(44)	$(271)	$(5)
Ineffectiveness from fuel hedges settling in future periods	1	(11)	16	31
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	(61)	5	(61)	5
Impact from fuel contracts to Other (gains) losses, net	$(239)	$(50)	$(316)	$31

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$179	$44	$271	$5
Ineffectiveness from fuel hedges settling in future periods	(1)	11	(16)	(31)
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	(91)	7	(82)	22
Impact from fuel contracts to Net Income (2)	$87	$62	$173	$(4)

(1) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(2) Before income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2015	2014	Change	2015	2014	Change
Revenue passengers carried	30,559,019	28,391,882	7.6%	87,802,757	82,602,805	6.3%
Enplaned passengers	37,765,903	35,255,248	7.1%	107,535,145	101,701,969	5.7%
Revenue passenger miles (RPMs) (000s) (1)	31,052,660	28,522,164	8.9%	87,771,907	81,267,478	8.0%
Available seat miles (ASMs) (000s) (2)	36,360,340	33,785,824	7.6%	105,133,835	98,356,618	6.9%
Load factor (3)	85.4%	84.4%	1.0 pts.	83.5%	82.6%	0.9 pts.
Average length of passenger haul (miles)	1,016	1,005	1.1%	1,000	984	1.6%
Average aircraft stage length (miles)	754	728	3.6%	750	721	4.0%
Trips flown	325,301	319,250	1.9%	948,180	946,231	0.2%
Seats flown (4)	47,470,059	45,824,276	3.6%	138,326,878	135,033,197	2.4%
Seats per trip (5)	145.93	143.54	1.7%	145.89	142.71	2.2%
Average passenger fare (11)	$154.33	$160.74	(4.0)%	$156.55	$160.39	(2.4)%
Passenger revenue yield per RPM (cents) (6)(11)	15.19	16.00	(5.1)%	15.66	16.30	(3.9)%
RASM (cents) (7)	14.15	14.21	(0.4)%	13.95	14.21	(1.8)%
PRASM (cents) (8)(11)	12.97	13.51	(4.0)%	13.07	13.47	(3.0)%
CASM (cents) (9)	11.26	12.39	(9.1)%	11.18	12.58	(11.1)%
CASM, excluding Fuel and oil expense (cents)	8.68	8.29	4.7%	8.50	8.38	1.4%
CASM, excluding special items (cents)	11.27	12.29	(8.3)%	11.13	12.47	(10.7)%
CASM, excluding Fuel and oil expense and special items (cents)	8.28	8.22	0.7%	8.31	8.30	0.1%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	7.79	7.92	(1.6)%	7.85	8.04	(2.4)%
Fuel costs per gallon, including fuel tax (unhedged)	$1.70	$2.99	(43.1)%	$1.85	$3.06	(39.5)%
Fuel costs per gallon, including fuel tax	$1.89	$2.97	(36.4)%	$1.98	$3.03	(34.7)%
Fuel costs per gallon, including fuel tax (economic)	$2.20	$2.94	(25.2)%	$2.08	$3.01	(30.9)%
Fuel consumed, in gallons (millions)	493	466	5.8%	1,420	1,357	4.6%
Active fulltime equivalent Employees	48,642	45,750	6.3%	48,642	45,750	6.3%
Aircraft at end of period (10)	692	685	1.0%	692	685	1.0%
(1) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(2) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(3) Revenue passenger miles divided by available seat miles.
(4) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(5) Seats per trip is calculated using seats flown divided by trips flown. Also referred to as “gauge.”
(6) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(7) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue, excluding special items, divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period. Third quarter 2015 RASM excludes a $172 million one-time non-cash special revenue adjustment. Additional information regarding this special item is provided in the Financial Results section of this release and the accompanying reconciliation tables.
(8) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(9) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(10) Aircraft in the Company's fleet at period end, less Boeing 717-200s removed from service in preparation for transition out of the fleet.
(11) Refer to the Financial Results section of this release for additional information regarding the impact from the amended co-branded credit card agreement with Chase.

Southwest Airlines Co.
Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve Months Ended	Twelve Months Ended
	September 30, 2015	September 30, 2014
Operating income, as reported	$3,711	$1,991
Net impact from fuel contracts	(142)	40
Acquisition and integration costs	80	97
Labor ratification bonuses	204	—
Special revenue adjustment	(172)	—
Litigation settlement	(37)	—
Operating income, non-GAAP	$3,644	$2,128
Net adjustment for aircraft leases (1)	113	136
Adjustment for fuel hedge premium expense	(94)	(70)
Adjusted Operating income, non-GAAP	$3,663	$2,194

Average invested capital (2)	$11,011	$11,616
Equity adjustment for hedge accounting	761	(61)
Adjusted average invested capital	$11,772	$11,555

ROIC, pre-tax	31.1%	19.0%

(1) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft).
(2) Average invested capital is an average of the five most recent quarter end balances of debt, net present value of aircraft leases, and equity adjusted for hedge accounting.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,740	$1,282
Short-term investments	1,356	1,706
Accounts and other receivables	465	365
Inventories of parts and supplies, at cost	308	342
Deferred income taxes	465	477
Prepaid expenses and other current assets	239	232
Total current assets	4,573	4,404
Property and equipment, at cost:
Flight equipment	19,244	18,473
Ground property and equipment	3,066	2,853
Deposits on flight equipment purchase contracts	692	566
Assets constructed for others	823	621
	23,825	22,513
Less allowance for depreciation and amortization	8,896	8,221
	14,929	14,292
Goodwill	970	970
Other assets	687	534
	$21,159	$20,200
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,235	$1,203
Accrued liabilities	2,049	1,565
Air traffic liability	3,513	2,897
Current maturities of long-term debt	287	258
Total current liabilities	7,084	5,923

Long-term debt less current maturities	2,381	2,434
Deferred income taxes	3,111	3,259
Construction obligation	684	554
Other noncurrent liabilities	931	1,255
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,330	1,315
Retained earnings	8,922	7,416
Accumulated other comprehensive loss	(903)	(738)
Treasury stock, at cost	(3,189)	(2,026)
Total stockholders' equity	6,968	6,775
	$21,159	$20,200

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$584	$329	$1,645	$946
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	258	238	751	687
Unrealized/realized (gain) loss on fuel derivative instruments	87	63	172	(4)
Deferred income taxes	(82)	392	(40)	472
Changes in certain assets and liabilities:
Accounts and other receivables	4	(22)	(86)	(83)
Other assets	33	6	40	(7)
Accounts payable and accrued liabilities	380	(534)	424	(86)
Air traffic liability	(301)	(108)	617	806
Cash collateral received from (provided to) derivative counterparties	181	(98)	(213)	8
Other, net	(308)	(26)	(396)	(41)
Net cash provided by operating activities	836	240	2,914	2,698

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(230)	(406)	(1,231)	(1,282)
Assets constructed for others	(32)	(27)	(76)	(58)
Purchases of short-term investments	(506)	(415)	(1,383)	(2,344)
Proceeds from sales of short-term and other investments	509	805	1,732	2,427
Other, net	—	(1)	(9)	(2)
Net cash used in investing activities	(259)	(44)	(967)	(1,259)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	9	23	30	96
Proceeds from termination of interest rate derivative instruments	—	—	12	—
Reimbursement for assets constructed for others	9	26	14	26
Payments of long-term debt and capital lease obligations	(79)	(48)	(170)	(167)
Payments of cash dividends	(49)	(41)	(180)	(138)
Repayment of construction obligation	(3)	(3)	(8)	(8)
Repurchase of common stock	(500)	(200)	(1,180)	(755)
Other, net	4	(3)	(7)	(16)
Net cash used in financing activities	(609)	(246)	(1,489)	(962)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(32)	(50)	458	477

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,772	1,882	1,282	1,355

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,740	$1,832	$1,740	$1,832

Southwest Airlines Co.
Fuel Derivative Contracts
As of October 19, 2015

Estimated economic jet fuel price per gallon, including taxes
Average Brent Crude Oil price per barrel	4Q 2015 (2)
$30	$1.45 - $1.50
$40	$1.75 - $1.80
Current Market (1)	$2.05 - $2.10
$60	$2.30 - $2.35
$70	$2.65 - $2.70

Period	Average percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
Fourth quarter 2015 (3)	—
2016	Approx. 35%
2017	Approx. 65%
2018	Approx. 25%

(1) Brent crude oil average market price as of October 19, 2015, was approximately $49 per barrel for fourth quarter 2015.
(2) The economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of October 19, 2015.
(3) The Company is effectively unhedged for the fourth quarter 2015 at current price levels. A majority of the financial impact of the derivative contracts currently held for the quarter is locked-in and is included in the economic jet fuel price simulations above.

Southwest Airlines Co.
737 Delivery Schedule
As of September 30, 2015

	The Boeing Company					The Boeing Company
	737 NG					737 MAX
	-700 Firm Orders		-800 Firm Orders	Options	Additional -700s	-7 Firm Orders	-8 Firm Orders		Options	Total
2015	—		19	—	24	—	—		—	43	(3)
2016	—		31	—	15	—	—		—	46
2017	15		—	12	14	—	14		—	55
2018	10		—	12	4	—	13		—	39
2019	—		—	—	—	15	10		—	25
2020	—		—	—	—	14	22		—	36
2021	—		—	—	—	1	33		18	52
2022	—		—	—	—	—	30		19	49
2023	—		—	—	—	—	24		23	47
2024	—		—	—	—	—	24		23	47
2025	—		—	—	—	—	—		36	36
2026	—		—	—	—	—	—		36	36
2027	—		—	—	—	—	—		36	36
	25	(1)	50	24	57	30	170	(2)	191	547

(1) The Company has flexibility to substitute 737-800s in lieu of 737-700 firm orders.
(2) The Company has flexibility to substitute MAX 7 in lieu of MAX 8 firm orders beginning in 2019.
(3) Includes 13 737-800s and 16 737-700s delivered as of September 30, 2015.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with GAAP. These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges the Company believes are not indicative of its ongoing operational performance.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, including results that it refers to as “economic,” which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The Company's economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts--all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis reflects the Company's actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide a better measure of the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.
Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
In addition to its “economic” financial measures, as defined above, the Company has also provided other non-GAAP financial measures, including results that it refers to as “excluding special items,” as a result of items that the Company believes are not indicative of its ongoing operations. These include a one-time special revenue adjustment due to the July 2015 amended co-branded credit card agreement with Chase and the resulting change in accounting methodology, expenses associated with the Company's acquisition and integration of AirTran, a gain resulting from a litigation settlement received in January 2015, and collective bargaining ratification bonuses for certain workgroups. The Company believes that evaluation of its financial performance can be enhanced by a presentation of results that exclude the impact of these items in order to evaluate the results on a comparative basis with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. As a result of the Company's acquisition of AirTran, which closed on May 2, 2011, the Company has incurred substantial charges associated with integration of the two companies. Given that the AirTran integration process has been effectively completed, the Company does not anticipate significant future integration expenditure requirements, but may incur smaller incremental costs associated primarily with the continuing conversion and sublease of the Boeing 717 fleet throughout 2015. While the Company cannot predict the exact timing or amounts of such charges, it does expect to treat the charges as special items in its future presentation of non-GAAP results.
The Company has also provided free cash flow and ROIC, which are non-GAAP financial measures. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended September 30, 2015, the Company generated $583 million in free cash flow, calculated as operating cash flows of $836 million less capital expenditures of $230 million less assets constructed for others of $32 million plus reimbursements for assets constructed for others of $9 million.

For the nine months ended September 30, 2015, the Company generated $1.6 billion in free cash flow, calculated as operating cash flows of $2.9 billion less capital expenditures of $1.2 billion less assets constructed for others of $76 million plus reimbursements for assets constructed for others of $14 million.
The Company believes ROIC is a meaningful measure because it quantifies how well the Company generates operating income relative to the capital it has invested in its business. Although ROIC is commonly used as a measure of capital efficiency, definitions of ROIC may differ; therefore, the Company is providing an explanation of its calculation for ROIC in the accompanying reconciliation tables to the press release (See Return on Invested Capital).